Exhibit 99.2

Empire Resorts and SUNY-Sullivan Announce Partnership

Collaboration would create casino and resort job training program

April 07, 2014 08:30 AM Eastern Daylight Time

MONTICELLO, N.Y.— After the publication of the New York Gaming Facility Siting Board’s Request for Applications which calls for a development plan that includes workforce training programs, Empire Resorts, Inc. (“Empire”) (NASDAQ-GM:NYNY) announced it has begun collaborating with SUNY-Sullivan to develop a comprehensive training program, customized to prepare graduates to join the future casino and resort workforce.

Over the past three years Empire and their partner EPR Properties (NYSE:EPR) (“EPR”) and their respective subsidiaries, have worked to develop a master plan and designs for a fully-integrated four-season destination resort at the site of the former Concord Resort in Sullivan County. Named and branded as Adelaar, the casino and hotel resort portion is expected to employ approximately 1,200 full time employees with hundreds of additional hospitality positions anticipated to result from the non-casino portions of Adelaar that include a waterpark hotel, entertainment village, golf course and clubhouse.

“Thanks in many ways to our ongoing collaboration with the local community, if we are awarded a gaming license, we are on a fast track to developing a comprehensive casino resort destination in Sullivan County,” said Empire Resorts’ Executive Vice President of Government Affairs and Corporate Communications Charles Degliomini. “Upon the granting of a casino license, we look forward to the opportunity to deliver the jobs made possible by the casino legislation and a partnership with SUNY-Sullivan would be an important step in achieving that goal. By working together to develop and implement a custom training program, we can help to ensure a qualified local workforce and desperately needed career opportunities within the county.”

SUNY-Sullivan and Empire anticipate collaborating on the development of courses to complement SUNY-Sullivan’s current Hospitality and Tourism Management, Culinary Arts and Computer Information Systems programs. Courses are expected to range from an overview of careers within the gaming industry to management and leadership development. They also anticipate the establishment of an internship program for students who are interested in a career in the casino and resort industry. Additionally, SUNY-Sullivan us expected to develop a series of personal enrichment offerings for Adelaar’s guests through their Office of Community Learning.

“One of the major advantages of a community college is its ability to respond directly to an industry’s needs,” explained Dr. Karin Hilgersom, president of SUNY-Sullivan. “Our collaboration with Empire is a prime example of this and would result in customized instruction specifically related to the many types of jobs within a casino and resort. We will be extremely pleased to partner with Empire in the development of a highly-skilled workforce that will directly contribute to the economic ‘re-development’ of Sullivan County.”

Sullivan County Legislator Cora Edwards, an advocate for better employment opportunities, welcomed the announcement. “The New York State Gaming Facility Location Board has identified job training as a key component,” she said. “This SUNY Sullivan training program will help reverse chronic unemployment in the county. I congratulate Empire Resorts and SUNY-Sullivan for taking this important step in securing a plan to prepare our local work force for future jobs in Sullivan County.”

About Empire

Empire Resorts, Inc. owns and operates, through its subsidiary Monticello Raceway Management, Inc., the Monticello Casino and Raceway, a harness racing track and casino located in Monticello, New York, and is 90 miles from midtown Manhattan. For additional information, please visit http://www.empireresorts.com.

Cautionary Statement Regarding Forward Looking Information

Statements in this press release regarding the company’s business that are not historical facts are “forward-looking statements” that may involve material risks and uncertainties. The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1994, and as such, speak only as of the date made. For a full discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report on Form 10-K for the most recently ended fiscal year, as amended, as well as the company’s Quarterly Report on Form 10-Q for the most recently ended fiscal quarter. The proposed partnership and the development of a future comprehensive training program are contingent upon certain events and may not occur.

Contacts

Empire Resorts, Inc.

Charles Degliomini, 845-807-0001

cdegliomini@empireresorts.com